EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Allan Urlis, Director of Media Relations                         (515) 281-2785


       As Other Energy Prices Climb Sharply, Electric Rates Will Not Rise
         For at Least Seven More Years with State Approval of Rate Plan

 Iowa Utilities Board Order Includes Approval of MidAmerican Energy Wind Project


         DES MOINES, Iowa -- Oct. 17, 2003 -- In times of sharply rising prices for gasoline and other energy, state regulators today approved a MidAmerican Energy plan that extends, through 2010, an electric rate freeze that began in 1995.
         "Electricity prices in other areas of the country have been highly volatile in the past few years," said Greg Abel, president of MidAmerican Energy Holdings Company. "This rate plan will provide our Iowa customers continued predictable and stable electricity prices. At the same time, working closely with the state, we have begun investing more than $1.7 billion to improve the state's energy infrastructure, creating jobs and enhancing the reliability of the service we provide to customers."
         The Iowa Utilities Board's action today is another step in implementing the plan Gov. Tom Vilsack and the Iowa Legislature created to improve energy security for Iowa and to increase the amount of renewable energy in the state, while maintaining stable prices.
         The board's action extended an existing rate freeze for five years beyond 2005, when the current freeze was set to end.
         MidAmerican's electric rates today are lower than they were in 1995. The freeze means that electricity prices will continue to decline, when adjusted for inflation. In contrast, consumer prices have risen 18 percent from 1995 through last year, according to the U.S. Consumer Price Index.

                                    - more -

MidAmerican/Page 2

         As part of its action, the Iowa Utilities Board also approved the construction of MidAmerican's previously announced 310-megawatt, $323 million wind project in northern Iowa - one of the largest land-based wind projects in the world.
         The wind project is the third major MidAmerican Energy power facility approved by the state as part of a long-term energy strategy adopted by Gov. Vilsack and the Iowa Legislature in 2001.
         "The rate freeze is welcome news for Iowans with low and fixed incomes," said Mark Dickey, executive director of the Iowa Community Action Association. "I know of no other essential service that has remained constant in price for so long. This is a bright spot indeed."
         Also lauding the action was Lynn Johnson, Business Manager of the International Brotherhood of Electrical Workers Local 499. "Working people across Iowa will appreciate this - as will everyone who sees the importance of more jobs in our state," Johnson said. "These projects are creating good con-struction jobs and will enhance our ability to attract new business, which will bring additional jobs to our state."
         MidAmerican Energy Company, Iowa's largest energy company, provides electric service to 681,000 customers and natural gas service to 660,000 customers in Iowa, Illinois, Nebraska and South Dakota. It is headquartered in Des Moines, Iowa. Information about MidAmerican is available on the Internet at www.midamericanenergy.com.